UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2/A

Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

W-CANDY, INC.

(Name of small business issuer in our charter)

Florida

(State or other jurisdiction of incorporation or organization)

Registration No. 333-103363

7389	56-2301903
(Primary standard industrial classification code number)	(I.R.S Employer Identification No.)

10550 Pebble Cove Lane, Boca Raton, Florida 33498

561-487-2727

(Address and telephone number of principal executive offices)

Brian Shenkman

10550 Pebble Cove Lane, Boca Raton, Florida 33498

561-487-2727

(Name, address and telephone of agent for service)

Approximate date of commencement of proposed sale to the public:

July 10, 2003

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE (1)

Title of class of securities to be registered	Number of shares being registered	Price of each share	Amount of Registration Fee
Common Stock	1,626,000	$.05	$6.55

  Estimated solely for the purpose of calculating the registration fee, as relied upon in Rule 457, and using the current fee rate table provided at a rate of $.000092 per US dollar.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

This page is not part of the prospectus

Prospectus

W-CANDY, INC.

10550 Pebble Cove Lane, Boca Raton, Florida 33498

561-487-2727

1,626,000 shares of Common Stock

The registration statement of which this prospectus is a part relates to the offer and sale of 1,626,000 shares of our common stock by the holders of these securities, referred to as selling security holders throughout this document. The shareholders will sell at a price of $.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market.

We intend to have our stock quoted on the OTCBB. If and when such time our stock is quoted on the OTCBB, the securities will be priced at prevailing market prices or at privately negotiated prices. The selling security holders may offer their shares at those prevailing market prices or privately negotiated prices. The Company will pay all expenses of registering the securities. Our fiscal year end date is December 31.

These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "risk factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The Company is not offering any securities for sale. Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is July 10, 2003

TABLE OF CONTENTS

Summary Information 6

Risk Factors Particular to W-CANDY, Inc. 7

      Our Success is Heavily Dependent Upon the Continued Participation of Brian Shenkman our only Officer and Director, if we lose him our business will fail.
      Mr. Shenkman, our only officer and director, owns 67 percent of the Company, on a fully diluted basis, following this offering.
      If customers do not accept On-Line Marketplace for the candy Industry Via the Internet, we will not regenerate revenue to operate.
      Brian Shenkman, our only Officer and Director will only participate 75% of his time towards the business of W-CANDY, Inc., this could cause our business to fail.
      Dependant on hiring qualified technical personnel to create the e commerce website, if we cannot hire these individuals we will be unable to conduct operations.
      We are a development stage company with no operating history and may not generate enough revenues to stay in business.
      There is no market for the companys securities and if no market develops investors will be unable to sell their securities

Other Investment Risk Factors 9

    Purchase of Penny stocks can be risky and therefore these securities will be more difficult to sell even if a market develops.
    Absence of Dividends Now and in the Near Future

Determination of Offering Price 10

Selling Security Holders 11

Plan of Distribution 12

Legal Proceedings 13

Directors, Executive Officers, Promoters and Control Management 13

Security Ownership of Certain Beneficial Owners and Management 14

Description of Securities 15

Interest of Named Experts and Counsel 17

Disclosure of Commission Position on Indemnification for Securities Act Liabilities 17

Description of Business 17

Management's Discussion and Analysis or Plan of Operation 22

Description of Property 25

Certain Relationships and Related Transactions 25

Market for Common Equity and Related Stockholder Matters 25

Executive Compensation 25

Financial Statements F-1

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure 35

Outside back Cover

Until _____, (ninety days after the date of the final prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions

SUMMARY INFORMATION AND RISK FACTORS

Prospectus Summary

This prospectus contains statements about our future operations, which involve risks and uncertainties. Our actual results could differ in important ways from our anticipated future operations, due to many factors, including "risk factors" beginning on page 7 and other factors. Because this is a summary and the information is selective, it does not contain all information that may be important to you. You should read carefully all information in the prospectus including its detailed information and the financial statements and the explanatory notes before making an investment decision.

Our Company.

We were incorporated in the State of Florida on October 22, 2002. Our principal executive offices are located at 10550 Pebble Cove Lane, Boca Raton, Florida 33498. Our telephone number is 561-487-2727. We are authorized to issue common stock and preferred stock. Our total authorized stock consists of 10,000,000 common shares and 1,000,000 preferred shares. There are currently 1,626,000 common shares issued and outstanding and 1,000,000 Series A Preferred Convertible shares issued and outstanding. Series A Preferred Convertible stock entitles the holder to convert each share into 3 shares of W-candy common stock. Shareholders of common stock maintain the voting control of the company, as the preferred shares do not have voting rights. Our fiscal year end date is December 31. We are not and have never been a blank check company. At this present time we have no intentions of acquiring another entity or merging with another entity.

Our Business.

W-Candy, Inc, Candy, Inc. ("W-Candy") was incorporated in October 2002 in the state of Florida. W-Candy, was established for the purpose of creating a national candy and confections wholesale distributorship. The company is concentrating its efforts on tapping into the growing candy and confections marketplace. Our goal is to develop distribution channels utilizing traditional formats as well via the World Wide Web.

Initially we expect to operate utilizing traditional cash and carry distribution channels. Our President has experience operating in this capacity. Currently there are an ever-expanding number of retailers who carry an assortment of candy and confection items. However the landscape is littered with distributors, representing a fragmented industry. Presently no major player has established themselves as the dominant force in this arena, in the South East U.S.

The company will begin operations by launching an online wholesale Web site within the first few months of operation. Ultimately the mission is to develop on online forum for the distribution of candy and confections.

We plan to develop a website where individuals can purchase candy in an online marketplace.

However, currently we do not have operations, website or revenue sources. We purchased the domain name for our website, which is www.w-candy.com and entered in a contract with a web hosting service provider. We have developed an initial welcome home page for our visitors until an e commerce website is constructed. Our estimated costs for our first year of operations will be an estimated $28,000 to $30,000.

The Offering.

As of January 1, 2003, we had 1,626,000 shares of our common stock outstanding. This offering is comprised of securities offered by selling security holders only. Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale of the securities. We anticipate offering expenses of approximately $26,000, to be paid by the company on behalf of the shareholders.

Risk Factors Particular to W-CANDY, Inc.

A. Our Success is Heavily Dependent Upon the Continued Participation of Brian Shenkman our only Officer and Director, if we Lose him our Business will Fail

Our success is heavily dependent upon the continued active participation of our only officer and director, Brian Shenkman. Mr. Shenkman has over 10 years experience in the candy and confection industry. Although, Mr. Shenkman has a considerable background in the candy and confection industry he may be unable to particularize or adapt it to the needs of website visitors. Moreover, Mr. Shenkman has no Internet experience. Unless Mr. Shenkman has the financial resources to hire qualified Internet consultants, the presentation and technical aspects of our website may not be able to attract customers to our website.

    We do not maintain "key person" life insurance on Brian Shenkmans life.
    We do not have a written employment agreement with Brian Shenkman.

B. Mr. Shenkman, our only officer and director, owns 1,000,000 shares of convertible preferred stock. If converted into common stock he would own 67 percent of the Company. As a result he alone could enact corporate actions without stockholder approval.

Mr. Shenkman, our only officer and director owns 1,000,000 shares of convertible preferred stock. If converted into common stock he would own 3,000,000 shares of common stock which would result in ownership of 67 percent of the Company. As a result, he would receive voting power that would out weigh the current shareholders and he alone will be able to elect directors and take other corporate actions without stockholder approval.

C. If Customers do not accept an On-Line Marketplace for the candy industry via the Internet, we will not generate revenue to operate

Our success depends upon the general acceptance of an on-line marketplace for the candy industry by consumers, retail outlets and other third parties.

If these groups do not embrace an online marketplace for the candy industry, we will be unable to generate revenue. The market for an electronic marketplace for the candy industry, particularly over the Internet, is in its early stages of development, but is evolving rapidly. We cannot assure that a sufficiently broad base of consumers and businesses will adopt, and continue to use, the Internet to purchase candy, traditionally provided in person-to-person transactions.

We believe that acceptance of our services will depend on the following factors, among others:

* The growth of the Internet as a medium for commerce generally, and as a market for candy and confections in particular

* Development of the necessary Internet network infrastructure to support new technologies and handle the demands placed upon us by our visitors

* Government regulation of the Internet towards the dissemination of candy and confections transactions and related information

* Our ability to successfully and efficiently develop an online marketplace that is attractive to a sufficiently large number of consumers candy and confections

* A change in the perception among many consumers and candy retailers that an online marketplace is less dependable than obtaining candy and confection products through more traditional methods

* Quick response time for our services and enhancements

D. Brian Shenkman, our only Officer and Director will only participate 75% of his time towards the business of W-CANDY, Inc., this could cause our business to fail

Mr. Shenkman plans to devote nearly 75% of his time, towards the business of W-CANDY, Inc. This may cause our business to fail since our president does not devote 100% of his time towards the business of W-Candy

E. Brian Shenkman, our only Officer and Director may participate in other business ventures, this could cause our business to fail.

Mr. Shenkman, the Companys president, may participate in other business ventures, which may compete directly or indirectly with the Company. Additional conflicts of interest and non-arms length transactions may also arise in the future. Mr. Shenkmans other business ventures currently do not compete directly or indirectly with the business of the company

E. Dependent on Hiring Qualified Technical Personnel to create an E commerce Website, if we cannot hire these individuals we will be unable to conduct operations

Our current and future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing, customer service and professional personnel.

* If we fail to retain and attract the necessary technical professionals, the creation and efficiency of our website will suffer in its presentation, search abilities and information accessibility.

* If we fail to retain and attract the necessary managerial, sales and marketing and customer service personnel we will not develop a sufficient customer base to adequately fund our operations.

F. We are a Development Stage Company with no Operating History and may not generate enough revenues to stay in business

Because we have no operating history, assets, or revenue sources, an investor cannot determine if we will ever be profitable. We will experience financial difficulties during our operational development and beyond. We may be unable to operate profitably, even if we develop operations and generate revenues. We plan to generate revenues from the sales of candy and confections from wholesale and retail customers and advertising sales through our planned website, but there can be no assurance that we will develop a website or that, if developed, our revenues will exceed our costs.

Investors have no basis upon which to judge our ability to develop our web site and are unable to forecast our future growth. We have no revenues or revenue sources and yet we have significant costs. We cannot assure that we will obtain the necessary working capital to develop our e commerce website. Further, even if our e commerce website is developed, we cannot assure that our website will receive enough Internet traffic or purchases to generate revenues or achieve profitability.

G. There is no market for the companys securities and if no market develops investors will be unable to sell their securities

There is no established public trading market or market maker for our securities. There can be no assurance that a market for our common stock will be established or that, if established, a market will be sustained. Therefore, if you purchase our securities you may be unable to sell them. Accordingly, you should be able to bear the financial risk of losing your entire investment.

We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTCBB.

We intend to apply for listing of the securities on the OTCBB, but there can be no assurance that we will be able to obtain this listing.

Other Investment Risk Factors

A. Purchase of Penny Stocks Can be Risky and these securities will be more difficult to sell even if a market develops

In the event that a public market develops for our securities, such securities may be classified as a penny stock depending upon their market price and the manner in which they are traded.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share whose securities are admitted to quotation but do not trade on the Nasdaq SmallCap Market or on a national securities exchange.

For any transaction involving a penny stock, unless exempt, the rules require delivery by the broker of a document to investors stating the risks of investment in penny stocks, the possible lack of liquidity, commissions to be paid, current quotation and investors' rights and remedies, a special suitability inquiry, regular reporting to the investor and other requirements. Prices for penny stocks are often not available and investors are often unable to sell such stock. Thus an investor may lose his investment in a penny stock and consequently should be cautious of any purchase of penny stocks.

B. Absence of Dividends Now and in the Near Future

We have never paid dividends. We do not anticipating declaring or paying dividends in the foreseeable future. Our dividends will be at our Board of Directors discretion and contingent upon our financial condition, earnings and capital requirements.

C. If we do not receive additional funding we will not be able to conduct our business

We may require funding to develop our business. Our capital requirements will depend on many factors including, but not limited to, the timing of development of our web site and the growth of the Internet. If additional funds are raised through the issuance of equity securities, the percentage ownership of our current shareholders will be reduced. There can be no assurance that additional capital will be available on terms favorable to us, or our shareholders.

To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to our shareholders. If adequate funds are not available, we may be unable to develop our operations

DETERMINATION OF OFFERING PRICE

There is no established public market for our shares. As a result, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value. In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares. Moreover, selling security holders will be able to determine the price at which they sell their securities by market factors and the independent decisions of the selling shareholders.

SELLING SECURITY HOLDERS

The securities are being sold by the selling security holders named below. Pursuant to this registration statement, when and if cleared by the Securities and Exchange Commission, these shares can be sold in any and all states that recognize an effective registration statement. To comply with the securities laws of certain jurisdictions, as applicable, the shares may be required to be offered and sold only through registered or licensed brokers or dealers. The table indicates that all the securities held by each individual will be available for resale after the offering. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities. Brian Shenkman, President, has no plans or intentions to use this registration statement.

NAME	RELATIONSHIP WITH ISSUER (1)(4)	AMOUNT BENEFICI-ALLY OWNED	AMOUNT TO BE OFFERED	Amount Percentage Owned (2)	Amount Percentage Owned(3)
Irwin Axelrod		40,000	40,000.86%		2.5%
Roger Baumann		40,000	40,000.86%		2.5%
Richard Campanella		50,000	50,000	1.08%	3%
Richard David		50,000	50,000	1.08%	3%
Elicia David		50,000	50,000	1.08%	3%
Phillip David		50,000	50,000	1.08%	3%
Patterson Financial Services		50,000	50,000	1.08%	3%
Richard Galterio		50,000	50,000	1.08%	3%
Ivan Gefen		40,000	40,000.86%		2.5%
Michael Gefen		40,000	40,000.86%		2.5%
Sheila Kasindorf		20,000	20,000.43%		1.23%
Ryan Leeds		50,000	50,000	1.08%	3%
Formosa Limited		50,000	50,000	1.08%	3%
Todd Mair		20,000	20,000.43%		1.23%
Lisa Palmacci		20,000	20,000.43%		1.23%
Paul Prager		100,000	100,000	2.16%	6.15%
Kalb & Peck Private client trust II		100,000	100,000	2.16%	6.15%
Monahan Consulting, Inc		200,000	200,000	4.32%	12.3%
Richard Rosenblum		50,000	50,000	1.08%	3%
Kenneth Shenkman	Brother	20,000	20,000.43%		1.23%
Carole & Howard Shenkman	Mother and Father	20,000	20,000.43%		1.23%
Marc Siegel		60,000	60,000	1.30%	3.7%
Leslie Siegel		100,000	100,000	2.16%	6.15%
Lenny Sokolow		100,000	100,000	2.16%	6.15%
David Spector		20,000	20,000.43%		1.23%
David Stefansky		50,000	50,000	1.08%	3%
Barbara Stein		40,000	40,000.86%		2.5%
Oliver Claude Ware		50,000	50,000	1.08%	3%
Jennifer Winter		40,000	40,000.86%		2.5%
Nancy Winter		36,000	36,000.78%		2.21%
Christine Pulver		20,000	20,000.43%		1.23%
  Any material relationship, which the selling security holder has had within the past three years with our corporation or any of its predecessors and/or affiliates.
  Percentage owned based on a fully diluted basis (number of shares of common stock outstanding that would result if all preferred stock were converted)
  Percentage owned based on non diluted basis
  None of the shareholders are broker-dealers or affiliates of broker dealers
  None of the shareholders involve minor children

Shareholder Marc Siegel is the son of Leslie Siegel. Shareholder Richard David is the Father of Elicia and Phillip David. Shareholder Ivan Gefen is the father of Michael Gefen. Shareholder Nancy Winter is the mother of Jennifer Winter.

Pursuant to this registration statement, when and if cleared by the Securities and Exchange Commission, these shares can be sold in any and all states that recognize an effective registration statement

Since our stock is currently priced at $.05 per share, which is well below $5.00, our stock is considered a penny stock and trading in our common stock would also be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.

The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. Such requirements may severely limit the liquidity of our common stock in the secondary market because few brokers or dealers are likely to undertake such compliance activities. Generally, the term "penny stock" refers to a stock with a market price of less than $5.00 per share, which is not traded on a national securities exchange or quoted on NASDAQ.

An active trading market in our common stock may not be able to be sustained because of these restrictions.

PLAN OF DISTRIBUTION

The securities offered, by this prospectus may be sold by the selling security holders. We intend to have our stock quoted on the OTCBB. If and when such time our stock is quoted on the OTCBB, the securities will be priced at prevailing market prices or at privately negotiated prices. The shareholders will sell at a price of $.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions and privately negotiated transactions.

Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the securities act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the selling securities holders provide us with cash proceeds from their sales of the securities. If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

In addition, the selling security holders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the securities act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling security holders, the pledgee in such loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders also may enter into exchange traded listed option transactions, which require the delivery of the securities, listed under this prospectus

In addition to, and without limiting, the foregoing, each of the selling security holders and any other person participating in a distribution will be affected by the applicable provisions of the exchange act, including, without limitation, regulation m, which may limit the timing of purchases and sales of any of the securities by the selling security holders or any such other person.

The selling security holders that during such time as they may be engaged in a distribution of the shares are required to comply with Regulation M under the Securities Exchange Act. With certain exceptions, Regulation M prohibits any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security

There can be no assurances that the selling security holders will sell any or all of the securities. Pursuant to this registration statement, when and if cleared by the Securities and Exchange Commission, these shares can be sold in any and all states that recognize an effective registration statement.

All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the selling securities holders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling security holders. We anticipate offering expenses of approximately $26,000, to be paid by the company on behalf of the shareholders.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings, which involve W-CANDY, Inc.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS
  Directors and Officers. Our Bylaws provide that we shall have a minimum of one director on the board at any one time. Vacancies are filled by a majority vote of the remaining directors then in office. The directors and executive officers of W-CANDY, Inc. are as follows:
NAME AND ADDRESS	AGE	POSITIONS HELD
Brian Shenkman	34	President / Secretary / Treasurer

  Brian Shenkman will serve as the director until our next annual shareholder meeting to be held within six months of our fiscal year's close or until a successor is elected who accepts the position. Directors are elected for one-year terms. Mr. Shenkman will dedicate nearly 75% of his time towards the business of W-CANDY, Inc., which also include, but not limited to, accounting and financial reporting.

  Brian Shenkman, from 1992 to 2003 has served as the president of Mickey Shanks Inc. Mr. Skenkman is the owner of Mickey Shanks. Mickey Shanks consists of the sale of candy and confection products, primarily Icee brand soft drinks, at fairs and festivals on the east coast of the United States. Mickey Shanks Inc. has several managers that now take care of the day to day operations during its season of operation which spans from March through September.

  Mr. Shenkman is also a co-owner of Candyland warehouse, Inc., a retail candy operation for the past 7 years. Candyland Warehouse also participates in the sale of retail candy and confections through fairs along the east coast, such as Mickey Shanks, but also maintains a retail store for the holiday months of November through February in Malls. Since both operations are retail, they do not create any direct or indirect conflicts of interest to W-candy, in fact both Mickey Shanks and

  Candyland Warehouse may purchase products from W-candy. However, no discussions have yet taken place.

  There are no employee agreements that could prevent Mr. Shenkman in participating in other business ventures that may compete with W-candy in a direct or indirect manner. However, Mr. Shenkman has no immediate plans to engage in such other ventures.

  Significant Employees

  Other than Brian Shenkman, there are no employees who are expected to make a significant contribution to our corporation.

  Family Relationships. There are no family relationships among our officers, directors, or persons nominated for such positions.
  Legal Proceedings. No officer, director, or persons nominated for such positions and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of January 31, 2003, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, by all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

  Security Ownership of Certain Beneficial Owners.
Name and Address	No. Of Shares	Nature of Ownership	Percentage Owned
Paul Prager 7069 Haviland Circle, Boynton Beach FL 33437	100,000	Direct	6.15%
Kalb & Peck Private client trust II 5728 LBJ Freeway, suite 400, Dallas, TX 75240 Laurie Peck Stuart Kalb as both trustee and beneficiaries	100,000	Direct	6.15%
Monahan Consulting, Inc Kevin Monahan 9343 Sun Pointe Dr. Boynton Beach FL 33437	200,000	Direct	12.3%
Leslie Siegel 19575 Island Court Dr., Boca Raton, FL 33434	100,000	Direct	6.15%
Lenny Sokolow 2458 Provence Court, Weston, FL 33327	100,000	Direct	6.15%
Brian Shenkman 10550 Pebble Cove Lane, Boca Raton, FL 33498 (1)	3,000,000	Indirect	67%

  All officers and directors as group 3,000,000 Indirect 67%

  (1) However, in the event that our President, Brian Shenkman, converts his 1,000,000 shares of convertible preferred stock it would be converted into 3,000,000 shares of common stock. This would result in Mr. Shenkman owning 67% of the outstanding shares of the Company and therefore would be the only beneficial owner of W-Candy common stock.

Title of Class	Name and Address	No. Of Shares	Nature of Ownership	Current % Owned
Preferred(1)	Brian Shenkman 10550 Pebble Cove Lane, Boca Raton, FL 33498	1,000,000	Indirect	0%

  Security Ownership of Officers and Directors.
Title of Class	Name and Address	No. Of Shares	Nature of Ownership	Current % Owned
Preferred(1)	Brian Shenkman 10550 Pebble Cove Lane, Boca Raton, FL 33498	1,000,000	Indirect	0%

  All officers and directors as group 1,000,000 Indirect 0%

  (1) Series A Preferred Convertible stock entitles the holder to convert each share into 3 shares of W-candy common stock

  Changes in Control.

Other than the outstanding convertible preferred stock held by Mr. Shenkman, there are currently no other arrangements, which would result in a change in control of W-CANDY, Inc.

DESCRIPTION OF SECURITIES

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

The securities offered by this prospectus must meet the blue sky resale requirements in the states in which the proposed purchasers reside. If we fail to meet these qualifications, the securities may be deprived of any value.

We are authorized to issue maximum stock of 10,000,000 common shares and 1,000,000 preferred shares. As of January 31, 2003, there were 1,626,000 common shares and 1,000,000 of preferred, issued and outstanding. The Board of Directors' authority to issue stock without shareholder consent may dilute the value of your stock.

COMMON STOCK.

General.

We are authorized to issue 10,000,000 shares of common stock and 1,000,000 preferred stock, $.001 par value. As of January 31, 2003, there were 1,626,000 common shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

Voting Rights

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law. Currently the voting control of the company is in the hands of the common stockholders.

Dividend Policy.

All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available and subordinate to the rights, if any, of the holders of outstanding shares of preferred stock. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

To date, we have never paid dividends. We do not anticipate declaring or paying dividends in the foreseeable future. Our retained earnings, if any, will finance the development and expansion of our business. Our dividends will be at our Board of Directors' discretion and contingent upon our financial condition, earnings, capital requirements and other factors. Future dividends may also be affected by covenants contained in loan or other financing documents we may execute. Therefore, there can be no assurance that cash dividends of any kind will ever be paid.

Miscellaneous Rights and Provisions.

Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

SERIES A CONVERTIBLE PREFERRED STOCK.

We have authorized 1,000,000 shares of preferred stock, $.001 par value, of which 1,000,000 preferred shares are issued and outstanding.

We have 1,000,000 authorized shares of preferred stock. We have issued 1,000,000 shares of preferred stock to our president Brian Shenkman.

Rights and Preferences

  The preferred stock has no voting rights
  Preferred stock is entitled to receive dividends, when, if and declared
  Each Preferred Share shall be converted into 3 shares of W-Candy Common Stock, upon demand.
  Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, after payment or provision for payment of the debts and other liabilities and obligations of the Corporation, the holders of Series A Convertible Preferred Stock shall be entitled to an amount equal to the original issue price of Series A Convertible Preferred Stock ($.005 per share) plus an amount equal to all accumulated but unpaid dividends on the Series A Convertible Preferred Stock.

Currently, the voting control of the company is in the hands of the common stock holders. However, if our principal stockholder and president, Brian Shenkman, converts the preferred shares into common stock, he will own approximately 67% of our common stock, which will enable Brian Shenkman to have significant influence over all matters requiring approval by our stockholders, but not requiring the approval of the minority stockholders. In addition, Brian Shenkman will be able to elect all of the members of our Board of Directors, allowing him to exercise significant control of our affairs and management. In addition, Brian Shenkman may affect most corporate matters requiring stockholder approval by written consent, without a duly-noticed and duly-held meeting of stockholders.

Currently, Mr. Shenkman has no intentions of converting his shares.

SHARES ELIGIBLE FOR FUTURE SALE.

The 1,626,000 shares of common stock sold in this offering will be freely tradable without restrictions under the Securities Act.

In general, under Rule 144 as currently in effect, any of our affiliates, namely Brian Shenkman, our President and only officer, and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities. However, in the event that a market develops for our common stock, Rule 144A would no longer be available.

EXPERTS

Our Financial Statements for the period from October 22, 2002 inception to December 31, 2002, have been included in this prospectus in reliance upon the Company managements expertise in preparing financial statements, while the audit report of Baum and Company, CPA's, independent Certified Public Accountants is included in the prospectus as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

DESCRIPTION OF BUSINESS

We have already proceeded with our business plan with purchasing a domain name called www.W-Candy.com We have also entered in a contract with a web hosting service: of no material substance, on a month to month basis at $9.95 per month and can be cancelled at any time, to provide W-CANDY, Inc. with the necessary disk space to upload an e commerce site sufficient to support our expected needs and services to provide to our customers.

We are currently reviewing our options to begin the development of the actual e commerce website necessary to deliver our customers an interactive website that will enable consumers to view and purchase our services, related to the candy and confection, quickly and efficiently. There can be no assurance that we will be able to develop operations in this area, or any other area. We have had no operations to date.

BUSINESS DEVELOPMENT.

We were incorporated in the State of Florida on October 22, 2002, for the purpose of providing a national candy and confections wholesale distributorship and an online marketplace for candy and confections through the Internet.

PRINCIPAL PRODUCTS AND SERVICES.

We have already purchased a domain name called www.w-candy.com. We have also entered within a contract with a web-hosting provider. Terms include a monthly charge of $9.95 payable quarterly at a total of $29.85. This service can be cancelled or upgraded at any time. Since we will rely on a third party to provide our Internet Service Provider to host our site we may experience interruptions in our website connection and our telecommunications access due to our reliance upon third parties. We anticipate that we will use software that is dependent on operating system, database and server software developed and produced by and licensed by third parties. We may discover errors and defects in this third party software and rely on the third parties to correct these errors and defects in a timely manner. Accordingly, continuous or prolonged interruptions in our website connection or in our telecommunications access would have an adverse effect upon consumer perception of our ability to provide information in a timely and efficient manner. We have also created a temporary welcome page on our website to introduce W-CANDY, Inc., while a full e commerce website is constructed. At this present time we have no intentions of acquiring another entity or merging with another entity.

The discussion of our future business is management's best estimate and analysis of the potential market, opportunities and difficulties that we face. There can be no assurances that the underlying assumptions accurately reflect our opportunities and potential for success. Competitive and economic forces make forecasting of revenues and costs difficult and unpredictable.

We plan to develop a web site that provides an online wholesale distributorship for the candy and confections industry. Our objective is to provide solutions to improve profitability for the industry by making the supply and demand chain seamless and efficient.

We plan to develop our site to do the following:

  Access existing buyers of wholesale candy and confections more efficiently. Target specific customers with dedicated products and prices.
  Cross geographical limitations by the ability to access our website worldwide.

Visitors will be able to utilize our website to purchase candy and confections 24 hours a day and 7 days a week. We plan to process all orders by on line credit card or cyber cash systems, but we currently have not developed any relationships or contracts to process online orders. In addition, we have not researched the needs of our planned website functions or the fees associated with the services needed to fulfill those needs.

Our site content will consist of two major functions; the first being "We Distribute" which will provide retailers of candy and confections the ability to purchase a wide assortment of different candy and confection products through a user friendly website. The website will display in-depth description of each product along with a picture in a catalogue form. By creating a greater awareness of each products offered, the customer can be educated on the specifications and detail of the product, how its packed and the presentation of the product itself as well as tips to how to better place the particular product in the retailers store to better promote the sale of each product. We intend to create an online catalogue to offer many features that will make it an excellent tool for any customer to expand their business as well as cut the cost of staff otherwise needed in a person to person order fulfillment.

The second future function we intend to create is that of the "The Company Store". The company store will provide a dynamic real time marketplace where anyone can visit and purchase candy and confections at a retail level, at a discount to most retail stores. Visitors will be able to purchase candy and confections through a virtual candy shop by filling a shopping cart with any product they choose from our displays. Visitors will also be able to utilize "Nana". Nana is a help feature that we intend to create, which will appear on the website as a grandma who can answer most questions about all our products we offer with just a click of the users mouse.

We plan to establish our market through e-mail and traditional bulk mail advertising. We have not conducted any market testing to determine prospective advertisers on our website. Visitors will be able to obtain information twenty-four hours per day, seven days per week through the website. We also plan to sell advertising on our website to manufacturers of candy and confections. We have not developed criteria for pricing of the advertising space; however, we anticipate pricing will be based upon advertisement size, web page placement, content requirements, contract duration and other factors.

DISTRIBUTION.

We plan to deliver our services through our website, if developed. As of the date of this prospectus, we have not entered in a contract with a web site developer, which will be necessary to execute our plan of business.

NEW PRODUCTS OR SERVICES.

We currently have no new products or services announced or planned to be announced to the public.

COMPETITIVE BUSINESS CONDITIONS.

The candy and confections market is a continually growing market that has proven to be resilient to a recessionary market. Americans consume large amounts of candy, chocolate and other confections.

On an annual basis the amount of candy being consumed is growing. According to the U.S. Department of Commerce, total confections consumed in the U.S. increased from 2000 to 2001, to a dollar volume of over $15 billion. In 2001, sales of Chocolate candy were estimated at over $8 billion and Gum and related items showed an increase in consumption of over 15%, to $1.8 billion.

The growth trends in the industry are continuing into 2002. The National Confectioner Association (NCA) estimates that total sales of Valentine Day Candy will grow in 2002 to over $1 billion. This represents an increase of over 6.5%. The NCA has also reported data from Information Resources, Inc. that suggests that over the 52-week period ending August 11, 2002 sales of confectionary products increased over 3.4%. The candy and gum category is the third largest category in food, drug and mass merchandise stores and according to Information Resources, Inc. candy growth rate in 2001 far outpaced the two leading categories (carbonated beverages and milk). This same data shows that some product categories, such as chocolate novelties, caramel/taffy and gum experienced double digit sales growth.

The public has been reticent to new vehicles or formats through which they would purchase and sell candy and confections. Despite the convenience of the services offered over the Internet or prospectively over our website, many consumers will view conventional methods of obtaining these products more convenient and offering better customer service

We will face intense competition in all aspects of candy and confection industry. We will compete with wholesalers, distributors, and other entities that also provide candy and confections to retailers and the public. These companies may offer convenience and customer service superior to our company. In addition, these companies may have better marketing and distribution channels. There can be no assurance that we will be able to compete effectively in this highly competitive industry, which could have a material impact upon market acceptance of our website and the products we wish to disseminate.

SOURCES AND AVAILABILITY OF RAW MATERIALS.

As of the date of this prospectus, we have no raw materials or suppliers.

CUSTOMER BASE.

As of the date of this prospectus, we have no customers. If we are able to establish a customer base in the future, we do not anticipate we will depend on one or a few major customers. There can be no assurance that this assumption is correct.

INTELLECTUAL PROPERTY.

We do not have any trademarks, patents, licenses, royalty agreements, or other proprietary interest.

GOVERNMENTAL REGULATION ISSUES.

We are not now affected by direct government regulation, generally and laws or regulations directly applicable to access to or commerce on the Internet.

However, due to increasing usage of the Internet, a number of laws and regulations may be adopted relating to the Internet, covering user privacy, pricing, and characteristics and quality of products and services. Furthermore, the growth and development for Internet commerce may prompt more stringent consumer protection laws imposing additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for Internet services and increase the cost of doing business on the Internet. These factors may have an adverse effect on our business, results of operations and financial condition.

Moreover, the interpretation of sales tax, libel and personal privacy laws applied to Internet commerce is uncertain and unresolved. We may be required to qualify to do business as a foreign corporation in each such state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties. Any such existing or new legislation or regulation, including state sales tax, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations and financial condition.

RESEARCH AND DEVELOPMENT.

To date, we have not undergone any research and development.

ENVIRONMENTAL LAW COMPLIANCE

The extent which environmental compliance may be necessary, we do not anticipate any significant compliance expense.

EMPLOYEES

We currently have one employee, Brian Shenkman, our president and sole director, who works for our corporation part-time. We have no employment contracts and our employee is not a union member or affected by labor contracts.

REPORTS TO SECURITY HOLDERS.

After the effective date of this document, we will be a reporting company under the requirements of the Exchange Act and will file quarterly, annual and other reports with the Securities and Exchange Commission. Our annual report will contain the required audited financial statements. We are not required to deliver an annual report to security holders and will not voluntarily deliver a copy of the annual report to the security holders. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

PLAN OF OPERATIONS

The W-CANDY, Inc.s business plan is to become actively engaged in providing a national candy and confections wholesale distributorship mainly via the internet. Currently we have purchased a domain name called www.w-candy.com. We have also entered in a contract with a web hosting provider, to provide us with the necessary disk space capacity for our website and email capability for the next 12 months. We have also posted a welcome page on our website, to introduce ourselves to potential customers until a fully operational e commerce website is constructed.

As displayed in the table below, our Business plan contains four major milestones. With this model we anticipate that we will meet our cash requirements for the next 12 months with current cash. However, in moving forward, past our twelve-month outlook, we may depend upon capital to be derived from future financing through a subsequent offering of stock. There can be no assurance that we will be successful in raising the capital we may require.

Milestone	Time Frame	Costs	Funding of Costs
1. Website Development	Months 1-4	$15,000-$16,000	Current Cash on Hand
2. Procurement of Credit Card Processing Equipment	Months 4-6	Monthly Fees of $12-$15	Current Cash on Hand
3. Marketing Plan	Months 6-9
Step One	Months 6-8	$3,000-$4,000	Current Cash on Hand
Step Two	Months 8-9	$2,500	Current Cash on Hand
Step Three	Months 8-9	$1,500-$2,000	Current Cash on Hand
4. Product Acknowledgement & Awareness	Months 9-12	$3,500-$4,000	Current Cash on Hand

As displayed above, our strategic business plan contains a 4 stage operating strategy for the next twelve months. It is with this plan that will pave the way to allow us to focus on developing and executing our interactive e commerce website that will offer our visitors a 24 hr access to an online marketplace and distributorship, see principal products and services.

The four milestones of our strategic plan are as followed:

Firstly, after the filing of the final prospectus date through month 4 we plan to develop our e commerce website with the assistance of a consultant to construct the necessary structure of a well developed e commerce website that can offer our visitors the capability to access our site 24 hrs a day and purchase candy and confection products.

Also, it will allow our visitors the capability of purchasing these products, through a secured page within the site to ensure privacy and the integrity of personal information. Our website will be constructed with the capability for allowing quick and easy viewing of the entire inventory of products. We have already begun to seek out a qualified consultant and expect to retain one within the next 30 days. We will also maintain a sign in book for all those who visit our site, in order to build a database of individuals who indicated an interest in our products. Space will be allotted through all the pages of the website to allow placement of banner ads and links for those companies interesting in purchasing advertisement space on our site. We expect this phase to cost an estimated $15,000 to $16,000.

Secondly, during months 4 through 6, after the filing of the final prospectus, Brian Shenkman will work together with our Internet consultant to enter in a contract with a credit card processing company with e commerce support, to allow our visitors to purchase our services at anytime and anywhere, 24 hours a day. Our preliminary research has suggested the costs to be approximately $12 to $15 per month and will have the ability to accept virtually any credit or debit card. Since we expect the initial one-time setup fee to be under $100, we do not expect material costs in this phase, other than the monthly charge for the credit card processing fee of approximately $12 to $15 per month.

Thirdly, during months 6 through 9, after the filing of the final prospectus, we will be initiating a marketing plan to produce sales and name recognition through our 3 step strategic marketing plan.

The first step of our marketing plan is to initiate a comprehensive e mail and bulk mail advertising program targeting those individuals seeking to candy and confections. These individuals would be those who have voluntarily signed up to receive these email messages about specific topics and are more likely to read them, as indicated in our first phase, where we will maintain a sign in book for all those who visit our site, in order to build a database of individuals who indicated an interest in our services or the services of our members. Response rates are expected to average between 5% to 10%. These efforts will result in company web site visits by these individuals because they have an interest in our products and services and can click through hyperlinks created in the our email announcement. Each email message will contain a header that specifies that the email announcement were sent to the recipient because they had subscribed to a particular service.

A similar campaign will also be launched using a mailing list of all the local retailers of candy and confections in the state of Florida and sending them a notice of our services that we offer over the Internet. We expect this phase to cost an estimated $3,000-4,000.

We expect to maintain a clean corporate image by practicing "etiquette" when sending email messages. In order to differentiate between email messages that are voluntarily requested and true "spamming" from unwelcome sources, we plan to only send targeted email to those individuals who have voluntarily requested to receive such announcements, and always give the participants the option to remove themselves from the email lists.

The second step is to utilize the service of popular web search engines such as Google, Yahoo, Ask Jeeves, that post our domain name on their web pages when browsers who are searching the internet for items of interest that includes candy and confections. Free search engines such as: www.excite.com, www.finalsearch.com, www.findlink.com, www.discoverit.com, www.hotbot.com will also be used, but will not expect to be as useful as those that charge a fee to ensure posting of our domain name. In an effort to increase traffic to our site, we will add our website address to as many as 1000 search engines. Individuals who visit theses search engines when searching for website that contain candy and confections will then have a choice of many websites to choose from, which may include ours, to satisfy their informational needs when searching for candy and confections related information on these types of search engines. We expect this phase to cost an estimated $2,500.

The third step is to sell advertising space in the form of banner ads. We intend to market banner ads to manufacturers of candy and confections, retailers who sell our products, shipping companies, as well as to other related companies for a competitive price to allow a link of our website to be placed on their website. We have researched that pricing a companys banner ad by the number of hits that are made will be better served and accepted. An average of $.01 to $.05 per hit will be charge depending on the size and placement of the ad and also for length of time its placed. We expect this phase to cost an estimated $1,500 to $2,000.

Our final milestone takes place at months 9 through 12, after the filing of the final prospectus, is the customers acknowledgement and awareness of our website, through a fully functioning website capable of generating revenue. It is at this phase where we must maintain our site more frequently, as a larger load of information is expected to be uploaded to the website, by our customers more frequently, with their products and company information. As well as to test and provide up-to-date technology for a smooth delivery of an online marketplace. We will take every step to assure our visitors a pleasurable and informative visit to our site to obtain their consumer loyalty and repeat business. We will construct a customer database to disseminate promotional offers to our customers and discount coupons for repeat customers to entice them to recommend our site to other individuals who express an interest in our services. We expect an estimated cost of $3,500 to $4,000 during this phase

Until such time we develop our e commerce website, if ever, we will not have revenues from our operations. We anticipate that if our e commerce website becomes operational within the above timeline, we will generate revenues from the sale of candy and confections and though the sale of advertisements. There is no assurance that we will be successful in selling candy and confections and advertisements on our website. We have no other sources of revenue. As such, if we are not successful in this regard, we will be unable to achieve revenues under our current business plan.

  We do not anticipate significant research and development expenses over the next twelve months.
  We do not expect to purchase or sell any plant and significant equipment.
  We do not expect to make any significant changes in the number of employees over the next twelve months

  We expect to use our current location to store any needed inventory and through the use of JIT (just in time inventory) with our suppliers, who can also ship directly to our customers, we can limited the need for additional warehouse space.

DESCRIPTION OF PROPERTY

We are presently using office space provided by our President, Brian Shenkman, without charge at 10550 Pebble Cove Lane, Boca Raton, Florida 33498. We feel that this space is adequate for our needs at this time, and we feel that we will be able to locate adequate space in the future, if needed, on commercially reasonable terms.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In November 2002, 1,000,000 shares of Series A convertible Preferred Stock were issued to Mr. Shenkman for $5,000. Other than the sale of shares to our President and Director, Brian Shenkman, we have not entered into any transactions with our officers, directors, persons nominated for such positions, beneficial owners of 5% or more of our common stock, or family members of such persons. We are not a subsidiary of any other company. Our President, Brian Shenkman, was our only promoter.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information. Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTCBB, once our registration statement has cleared comments from the Securities and Exchange Commission, if ever. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed. In the event of this registration statement being cleared from comments by the Securities and Exchange Commission, we plan to enlist a market maker to file an application in order to have our stock quoted on the OTC Bulletin Board.

Holders. As of January 31, 2003, there were approximately 32 holders of record of our common stock.

Dividends. We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

EXECUTIVE COMPENSATION

No executive nor director compensation has been paid since our inception, nor are there any plans to accrue them, to date. We have no employment agreements, nor consulting agreements, with any of our officers or directors. We do not contemplate entering into any employment agreements until such time as we begin profitable operations.

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers or directors.

There are no stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors

No executive compensation has been paid since our inception, nor are there any plans to accrue them, to date.

FINANCIAL STATEMENTS

BAUM & COMPANY, P.A.

Certified Public Accountants

1515 University Drive - Suite 209

Coral Springs, Florida 33071

INDEPENDENT AUDITORS= REPORT

The Board of Directors

W-Candy, Inc.

Boca Raton, Florida

We have audited the accompanying balance sheet of W-Candy, Inc. ( A Development Stage Company) as of December 31, 2002 and the related statement of operations, cash flows and changes in stockholders= equity for the period commencing October 22, 2002 ( date of inception ) to December 31, 2002. These financial statements are the responsibility of the Company= s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of W-Candy, Inc. (A Development Stage Company) at December 31, 2002 and the statement of operations, cash flows and changes in stockholders= equity for the period commencing October 22, 2002 (Date of Inception) to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

Coral Springs, Florida

February 6, 2003

W-CANDY, INC

(A Development Stage Company)

Audited Financial Statements

October 22, 2002 (Inception) through December 31, 2002

W-CANDY, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

DECEMBER 31, 2002

ASSETS
Current Assets
Cash	$ 57,840
Total Assets	$ 57,840

LIABILITIES AND STOCKHOLDERS EQUITY

Liabilities	$ -0-
Stockholders Equity Preferred Stock, $ .001 par value, authorized, issued and outstanding 1,000,000 Common Stock, $.001 par value, authorized 10,000,000 issued and outstanding 1,626,000	$1,000 $1,626
Additional paid in capital	$ 73,874
Accumulated deficit during development stage	(18,660)
Total Stockholders Equity	$ 57,840
Total Liabilities and Stockholders Equity	$ 57,840

See accompanying notes to financial statements.

W-CANDY, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

PERIOD COMMENCING OCTOBER 22, 2002 (DATE OF INCEPTION)

TO December 31, 2002

Operations During Development Stage Inception to December, 2002
Revenue	$ -0-
Expenses	$ 18,660
Net Income (Loss)	$ (18,660)
Net Income per weighted average shares	$ 0.01
Weighted average of shares	1,626,000

See accompanying notes to financial statements

W-CANDY, INC

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY

PERIOD COMMENCING OCTOBER 22, 2002 TO DECEMBER 31, 2002

	Common Stock Shares	Preferred Stock Shares	Common Stock Amount	Preferred Stock Amount	Additional Paid in capital	Deficit Development stage	Total Stockholders equity
Beginning Balance October 22, 2002 (Inception)	-0-	-0-	$-0-	$-0-	$-0-	$-0-	$-0-
Issuance of Preferred stock to founder at $.005 per share	-0-	1,000,000	-0-	1,000	4,000	$-0-	5,000
Issuance of common stock for cash	1,426,000	-0-	1,426	-0-	69,874	-0-	71,300
Issuance of common stock for services	200,000	-0-	200	-0-	-0-	-0-	200
Net (loss) from inception through December 31, 2002	-0-	-0-	-0-	-0-	-0-	(18,660)	(18,660)
Balance December 31, 2002	1,626,000	1,000,000	1,626	1,000	73,874	(18,660)	57,840

See accompanying notes to financial statements.

W-CANDY, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

PERIOD COMMENCING OCTOBER 22, 2002 (DATE OF INCEPTION)

TO DECEMBER 31, 2002

Operations During Development Stage Inception to December 31, 2002
Cash Flows from operations: Net income (loss)	$ (18,660)
Common stock issued for services	200
Net cash provided used for operations	(18,460)
Cash flows from financing activities: Preferred stock issued to founder Issuance of common stock	5,000 71,300
Net increase (decrease) in cash	57,840
Cash beginning	-0-
Cash ending	$57,840

See accompanying notes to financial statements.

W-CANDY, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2002

NOTE 1 SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations

The Company was organized under the laws of the State of Florida on October 22, 2002. The Company is in the development stage. The Company plans to develop distribution channels in the candy and confections marketplace utilizing traditional formats as via the World Wide Web. The Company currently has no operations.

Current Operations

The Company currently has no operations. Any expenses incurred by the company at this time are deemed to be immaterial and insignificant. These expenses are incurred by management without any expectation of reimbursement. When operation commence the company will be directly responsible for its operational expenses

Basis of Accounting

The Company's policy is to prepare its financial statements using the accrual basis of accounting in accordance with generally accepted accounting principles. The Company has retained December 31 as its annual yearend.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and equivalent

Cash and cash equivalents include cash and cash in banks. The company maintains cash and cash equivalent balances at a financial institution that is insured by the federal deposit Insurance Corporations up to $100,000.

At December 31, 2002, there is no concentration of credit risk from uninsured bank balances

Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143, which addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs is effective for fiscal years beginning after June 15, 2002. We do not expect the adoption of this new standard to have a material impact on our results of operations or financial position.

In July 2001, the FASB issued SFAS No. 144, "Impairment of Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. The provisions of this statement provide a single accounting model for impairment of long-lived assets. We do not expect the adoption of this new standard to have a material impact on our results of operations or financial position.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which is effective for fiscal years beginning after May 15, 2002.

This statement rescinds the indicated statements and amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions, SFAS No. 145 encourages early adoption of the provision of this standard that rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishments of Debt." We do not expect the adoption of these provisions to have a material impact on our results of operations or financial position.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which is effective for exit or disposal activities that are initiated after December 31, 2002. This statement nullifies Emerging

Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This statement requires that liabilities associated with exit or disposal activities initiated after adoption be recognized and measured at fair value when incurred as opposed to at the date an entity commits to the exit or disposal plans. We expect the adoption of this new standard to have an impact on the timing of any future restructuring charges.

NOTE 2 CAPITAL TRANSACTIONS

The Company on November 1st 2002, issued to its founder, 1,000,000 restricted shares of preferred stock at $ .005 per share. Each share of Preferred stock is convertible into three shares of common stock which would then be stated at below par value. There are no legal ramifications should this occur.

The Company on November 8th 2002, issued 200,000 shares of restricted common stock for services rendered at par value.

Company through November 15th and 27th 2002 issued 1,426,000 restricted shares of common stock for $.05 per share. The offering was made in reliance upon exemption from registration provided by Regulation D, Rule 504 of the Securities Exchange Commission.

NOTE 3 INCOME TAX

In February 1992, the Financial Standards Board issued Statement of Financial Accounting Standards No. 109, A Accounting for Income Taxes@ .. Under SFAS No. 109, deferred assets and liabilities are recognized for the estimated future tax consequences between the financial statement carrying amounts of the existing assets and their respective basis.

Deferred assets and liabilities are measured using enacted tax rates in effect for the year in which temporary differences are expected to be recovered or settled. Under SFAS No. 109 the effect on deferred assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

The company has a net operating loss carry forward of $18,460 which is offset by a $18,460 valuation allowance due the uncertainty surrounding the ultimate realization of these assets. The loss carry forward expires in 15 years

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The accounting firm of Baum & Company, CPAs, P.A. audited our financial statements. Since inception, we have had no changes in or disagreements with our accountants.

Part II Information not contained in the prospectus

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us. Florida law provides that a director shall have no personal liability for any statement, vote, decision or failure to act, regarding corporate management or policy by a director, unless the director breached or failed to perform the duties of a director. A company may also protect its officers and directors from expenses associated with litigation arising from or related to their duties, except for violations of criminal law, transactions involving improper benefit or willful misconduct. In addition, we shall have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. Management has agreed to pay all the costs and expenses of this offering. Selling Security Holders will pay no offering expenses.

Item	Expense
SEC Registration Fee	$6.55
Legal - Consulting Fees and Expenses*	$23,000
Accounting Fees and Expenses*	$3,000
Printing and EDGARizing*	$250
State Taxes and fees*	$150
Total*	$26,406.55

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

From October 2002 through December 2002, we issued 1,000,000 shares of our series a convertible preferred stock to our founder, Brian Shenkman, at $.005, for an aggregate amount of $5,000.00. We issued 200,000 shares of our common stock at par value for services rendered to Monahan Consulting, Inc. for assistance in the development of the Company business plan and corporate governess on November 8th 2002. Beginning November 15th 2002, we issued 1,426,000 shares of our common stock at a price of $.05 per share or aggregate cash proceeds of $71,300 to 30 investors, of which 22 persons were of accredited status and 5 were of non-accredited status. Our shares were issued in reliance on the exemptions from registration provided by Rule 504 of Regulation D and Section 4 (2) of the Securities Act. As a result, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value. In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares. Each investor was provided with a detailed and specific business plan describing our plan of operations and products of an online candy and confections distributorship via the Internet.

EXHIBITS
Exhibit Number	Exhibit Description
3.1	Articles of Incorporation
3.2	ByLaws
4	Sample Stock Certificate
5	Legal Opinion "Validity of Common Stock"
23	Consent of Experts

UNDERTAKINGS

The undersigned Registrant undertakes:

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be singed on its behalf by the undersigned, in the City of Boca Raton, State of Florida on June 20, 2003.

W-CANDY, Inc.

/s/Brian Shenkman

By: Brian Shenkman, President, CFO and sole Director

Date: June 20, 2003

In accordance with the requirements of the Securities act of 1933, this registration statement was signed by the following persons in the capacitated and on the dates stated.

/s/ Brian Shenkman

Brian Shenkman

Title: President, CFO & sole Director Date: June 20, 2003